Exhibit 10.2

Kyndryl

Performance Share Units Equity Award Agreement

Confidential

Plan	Amended and Restated Kyndryl 2021 Long-Term Performance Plan (the “Amended Plan”)
Award Type	Performance Share Units (PSUs)
Purpose

The purpose of this Award is to reward and retain the services of the recipient. You recognize that this Award represents a potentially significant benefit to you and is awarded for the purpose stated here.

Capitalized terms not specifically defined in this Equity Award Agreement have the meanings given to them in the Amended Plan.

Awarded to Home Country Global ID	[Participant Name] [Employee ID]
Award Agreement

This Equity Award Agreement, together with the Amended Plan which is incorporated herein by reference and available at Fidelity, constitute the entire agreement pursuant to Section 22 of this Equity Award Agreement.

Grant	Date of Grant	Business Target	Business Target Weighting	# PSUs Awarded	Performance Period	Date of Payout
		Adjusted Operating Cash Flow	50%
		Total Signings	25%
		Relative Total Shareholder Return	25%

Vesting

You can earn the PSUs awarded above based on Kyndryl’s performance in achieving the business targets approved by the Committee and described on Exhibit A during the performance period beginning on _________ and ending on _________ for Adjusted Operating Cash Flow and Total Signings and during the performance period beginning on _________ and ending on _________ for Relative Total Shareholder Return (the “Performance Period”).

Payout of Awards

Subject to Sections 12 and 13 of the Amended Plan and Section 7 of this Equity Award Agreement, on the “Date of Payout” indicated above, the Company shall either (1) deliver to you a number of shares of Common Stock equal to the number of your earned PSUs, or (2) make a cash payment to you equal to the Fair Market Value on the Date of Payout of the number of your earned PSUs at the end of the performance period, except where cash payments are prohibited under local law. The aforementioned payment in shares is not applicable in countries in which the Company has determined that the Awards will be deemed to be paid in cash. In such deemed cash-settled countries, the Company shall make a cash payment equal to the Fair Market Value on the Date of Payout of the number of your earned PSUs at the end of the Performance Period. In either case, the net of any applicable tax withholding, and the respective PSUs shall thereafter be cancelled. Such payment in shares or cash shall be made as soon as practicable following the Date of Payout of the Award, but in all events no later than 2 ½ months following the year in which your Award vests, and will equal the earned portion of the Award, subject to the terms and conditions of the Amended Plan and this Equity Award Agreement.

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Accept Your Award

This Award is considered valid when you accept it. By accepting this Award at Fidelity, you agree to be bound by, and agree that the Award is subject in all respects, to the terms of the Amended Plan. This Award may be cancelled unless you accept within ninety (90) days of receipt. By accepting this Award at Fidelity, you acknowledge having received and read this Equity Award Agreement and the Amended Plan under which this Award was granted and you agree (i) not to hedge the economic risk of this Award or any previously-granted outstanding awards, which includes entering into any derivative transaction on Kyndryl securities (e.g., any short sale, put, swap, forward, option, collar, etc.), (ii) to comply with the terms of the Amended Plan, this Equity Award Agreement, including those provisions relating to cancellation, rescission and clawback of awards and jurisdiction and governing law.

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Kyndryl

Performance Share Units Equity Award Agreement

Terms and Conditions of Your Award

Pursuant to the Amended Plan, the Company has granted you the Award described in this Equity Award Agreement. This Equity Award Agreement provides you with the terms and conditions of your Award. Your Award is subject to the terms and conditions in the governing Plan document.

As an Award recipient, you can see a personalized summary of all your outstanding equity awards at Kyndryl’s Fidelity NetBenefits website. This site contains other information about long-term incentive awards, including copies of the prospectus and the governing Plan document. If you have additional questions and you are based in the U.S. you can contact Fidelity at 800-544-9354, from 5:00 p.m. Sunday through 12:00 a.m. Friday Eastern time. Outside of the U.S. you can use the Fidelity Guide to choose the local Fidelity number for your country.

1.	DEFINITION OF TERMS

Defined Terms. Capitalized terms not specifically defined herein shall have the meanings given to them in the Amended Plan. For purposes of this Equity Award Agreement:

a.

“Awards” means grant of any form of stock option, stock or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements, limitations and restrictions as the Committee may establish in order to fulfill the objectives of the Amended Plan.

b.	“Board” means the Board of Directors of Kyndryl.
c.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
d.	“Common Stock” means authorized and issued or unissued Common Stock of Kyndryl, at such par value as may be established from time to time.
e.	“Committee” means the committee designated by the Board to administer the Amended Plan.
f.	“Company” means Kyndryl and its affiliates and subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Kyndryl has an equity interest.
g.

“Engage in or Associate with” means and includes, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venture, associate, employee, member, consultant, or contractor. This also includes engagement or association as a shareholder or investor during the course of your employment with the Company, and includes beneficial ownership of five percent (5%) or more of any class of outstanding stock of a competitor of the Company following the termination of your employment with the Company.

h.	“Equity Award Agreement” means this Agreement which provides the participant’s grant details.
i.

“Fair Market Value” means the average of the high and low prices of Common Stock on the New York Stock Exchange for the date in question, provided that, if no sales of Common Stock were made on said exchange on that date, the average of the high and low prices of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange. Fair Market Value will be converted to the Participant’s home currency at the exchange rate on the applicable Date of Payout using a commercially reasonable measure of exchange rate.

j.	“Kyndryl” means Kyndryl Holdings, Inc.

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k.	“Participant” means an individual to whom an Award has been made under the Amended Plan. Awards may be made to any employee of, or any other individual providing services to, the Company.
l.	“Plan” or “Amended Plan” means the Amended and Restated Kyndryl 2021 Long-Term Performance Plan, effective July 27, 2023.
m.	“PSU” means Performance Share Units under your Award.
n.

“Spin-Off” means the distribution of shares of Common Stock to the stockholders of International Business Machines Corporation in 2021 pursuant to the Separation and Distribution Agreement and the Employee Matters Agreement between the Company and International Business Machines Corporation entered into in connection with such distribution.

o.

“Termination of Employment” means for the purposes of determining when you cease to be an employee for the cancellation of any Award, a Participant will be deemed to be terminated if the Participant is no longer employed by Kyndryl or a subsidiary corporation that employed the Participant when the Award was granted unless approved by a method designated by those administering the Amended Plan.

2.	NATURE OF GRANT

In accepting the grant, you acknowledge, understand and agree to all of the following:

a.

the Amended Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company in accordance with its terms for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law;

b.	you are voluntarily participating in the Amended Plan;

c.

the grant of the Award is voluntary and a one-time benefit and does not create any contractual or other right to receive future grants (whether on the same of different terms), or benefits in lieu of Awards, even if an award has been granted in the past;

d.

all decisions with respect to future grants, if any, will be at the discretion of the Committee, including, but not limited to, the form and timing of the grant, the number of units subject to the grant, and the vesting provisions applicable to the grant;

e.

the grant and your participation in the Amended Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company and shall not interfere with the ability of the Company to terminate your employment or service relationship;

f.	shares (or cash) will be issued to you only if the vesting conditions are met and any necessary services are rendered by you over the vesting period;

g.	the PSUs and the shares (or cash) subject to the PSUs are not intended to replace any pension rights or compensation, if applicable;

h.

the PSUs and the shares subject to the PSUs, and the income and value thereof, are an extraordinary item of compensation outside the scope of your employment (and employment contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

i.	the future value of the shares underlying the PSUs is unknown, indeterminable and cannot be predicted with certainty;

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j.	no claim or entitlement to compensation or damages shall arise from forfeiture of PSUs resulting from your ceasing to be employed or otherwise providing services to the Company;

k.

unless otherwise provided herein, in the Amended Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Equity Award Agreement do not create any entitlement to have the PSUs or any similar benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Kyndryl; and

l.

if you reside or are employed outside of the United States, you acknowledge and agree that the Company shall not be liable for any exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to you pursuant to the settlement of the PSUs or the subsequent sale of any shares acquired upon settlement.

3.	NON-SOLICITATION

a.

In consideration of your Award, you agree that during your employment with the Company and for one year following the termination of your employment for any reason, you will not directly or indirectly, or in any capacity on your behalf or on behalf of any other individual, firm, association, partnership, corporation, or other business entity, (i) hire, solicit, or make an offer to; or (ii) attempt to or participate or assist in any effort to hire, solicit, or make an offer to any Restricted Employee to be employed or to perform services outside of the Company. For the purposes of this Paragraph, a “Restricted Employee” is any person (i) who is an employee of the Company at the time of any conduct by you referenced in the preceding sentence, or (ii) who was an employee of the Company at any time in the twelve (12) month period immediately preceding any conduct by you referenced in the preceding sentence.

b.

You also agree that during your employment with the Company and for one year following the termination of your employment for any reason, you will not directly or indirectly, or in any capacity on your behalf or on behalf of any other individual, firm, association, partnership, corporation, or other business entity (i) solicit, for business purposes, any Restricted Customer of the Company; (ii) induce or attempt to induce any Restricted Customer to reduce, eliminate, or terminate its business with the Company; or (iii) divert or attempt to divert any business from a Restricted Customer to any entity that engages in, or owns or controls an interest in any entity that engages in, competition with any business unit or division of the Company in which you worked at any time during the three (3) year period prior to the termination of your employment with the Company. For the purposes of this Paragraph, “Restricted Customer” means any actual or prospective customer of the Company which you were directly or indirectly involved with, or exposed to confidential information about, as part of your job responsibilities during the last twelve (12) months of your employment with the Company. The term “Restricted Customer” shall not include any customer with whom you had a pre-existing relationship prior to becoming employed by the Company.

c.

By accepting your Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.

The above non-solicitation provisions do not apply to you if your home country is in Latin America, specifically: Argentina, Bolivia, Brazil, Chile, Columbia, Costa Rica, Ecuador, Mexico, Paraguay, Peru, Uruguay, Venezuela, or where explicitly stated otherwise in this Equity Award Agreement.

4.	CANCELLATION AND RESCISSION
a.

You understand that the Company may cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this Award in accordance with the terms of the Amended Plan, including without limitation, any policy and/or procedures established by the Committee as required by law, including, but not limited to Section 10D of the Securities Exchange Act of 1934 and any rules promulgated thereunder and any other regulatory regimes.  Further, Awards granted under the Amended Plan will be subject to clawback, forfeiture, recoupment, or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Equity Award Agreements), including on a retroactive basis, in accordance

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with any clawback policy that the Company maintains, adopts or is required to adopt pursuant to listing standards of any national securities exchange or association on which the Company’s securities are listed or another applicable law, including, but not limited to, the Company’s Clawback Policy, as in effect from time to time. In addition, you acknowledge and agree to abide by the terms of the Company’s Financial Restatement Clawback Policy, as in effect from time to time (the “Financial Restatement Policy”), including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Financial Restatement Policy) to the Company to the extent required by, and in a manner consistent with, the Financial Restatement Policy, regardless of whether you received such Erroneously Awarded Compensation under the Amended Plan, the Company’s Annual Incentive Plan or any other plan of the Company or any of its affiliates pursuant to which you received Erroneously Awarded Compensation.

b.

All determinations regarding enforcement, waiver or modification of the cancellation, rescission, clawback, and other provisions of the Amended Plan and this Equity Award Agreement (including the provisions relating to Termination of Employment, death and disability) shall be made in the Company’s sole discretion. Determinations made under this Equity Award Agreement and the Amended Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

c.

You agree that the cancellation, rescission and clawback provisions of the Amended Plan and this Equity Award Agreement are reasonable and agree not to challenge the reasonableness of such provisions, even where forfeiture of your Award is the penalty for violation. Engaging in Detrimental Activity (as defined in the Amended Plan) during employment or after your employment relationship has ended may result in cancellation, rescission or clawback of your Award.

d.

The cancellation, rescission and clawback provisions of the Amended Plan may be triggered by your acceptance of an offer to Engage in or Associate with any business which is or becomes competitive with the Company, or your engagement in competitive activities for one year after your employment relationship with the Company has ended if: (i) on or prior to the date of grant stated in this Equity Award Agreement you have entered into a Noncompetition Agreement with the Company or an affiliate (including, for this purpose, with IBM Corporation or an IBM affiliate prior to the Spin-Off), as applicable; or (ii) the Award is a Retention Restricted Stock Unit Award. Notwithstanding the above, the cancellation, rescission and clawback provisions of the Amended Plan will apply to all Awards if during your employment with the Company you engage in any Detrimental Activity, including competitive activities, described in Section 13(a) of the Amended Plan. However, the clawback period in this Section 4 shall not apply to Section 13(a)(i) of the Amended Plan. For purposes of Section 13(a)(i) of the Amended Plan, the Company may cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this Award for a period of twelve (12) months.

e.

For the avoidance of doubt: (a) all other cancellation, rescission and clawback provisions of the Amended Plan will apply to all Awards if after your employment relationship has ended with the Company but during the clawback period you engage in any Detrimental Activity described in Section 13(a) (excluding Section 13(a)(i)) of the Amended Plan; and (b) the cancellation, rescission and clawback provisions of the Amended Plan will apply to all Awards if during your employment with the Company you engage in any Detrimental Activity, including competitive activities, described in Section 13(a) of the Amended Plan.

5.	GOVERNING LAW AND ADMINISTRATION

This Equity Award Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules. You agree that any action or proceeding with respect to your Equity Award Agreement shall be brought exclusively in the state and federal courts sitting in New York County or Westchester County, New York. You agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

If any court of competent jurisdiction finds any provision of this Equity Award Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Equity Award Agreement shall continue in full force and effect.

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If you or the Company brings an action to enforce this Equity Award Agreement and the Company prevails, you will pay all costs and expenses incurred by the Company in connection with that action and in connection with collection, including reasonable attorneys’ fees.

If the vendor engaged to administer the Amended Plan changes, you consent to moving all of the shares you have received under the Amended Plan that is in an account with such vendor (including unvested and previously vested shares), to the new vendor to administer the Amended Plan. Such consent will remain in effect unless and until revoked in writing by you.

6.	DATA PRIVACY, ELECTRONIC DELIVERY, ELECTRONIC SIGNATURE

By accepting this Award, you agree that data, including your personal data, necessary to administer this Award may be exchanged among the Company as necessary, and with any vendor engaged by the Company to administer this Award, subject to and for the purposes of implementing this Equity Award Agreement; you also consent to receiving information and materials in connection with this Award or any subsequent awards under Kyndryl’s long-term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by vendor Website access and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you.

a.

By participating in the Amended Plan or accepting any rights granted under it, you consent to and authorize the collection, processing and transfer by the Company of personal data relating to you by the Company for the purposes of fulfilling its obligations and exercising its rights under the Amended Plan, statements and communications relating to the Amended Plan and generally administering and managing the Amended Plan, including keeping records of analysis of and reporting on participation levels and other information about the Amended Plan from time to time. Any such processing shall be in accordance with the purposes and provisions of this data privacy provision. Such consent will remain in effect unless and until revoked in writing by you.

This includes the following categories of data (“Data”):

i.	Data already held in the Company’s records for you such as your name and address, employee number, payroll number (if applicable), service dates and whether you work full-time or part-time;
ii.	Data collected upon you accepting the rights granted under Plan (if applicable); and
iii.

Data subsequently collected by the Company in relation to your continued participation in the Amended Plan, for example, data about shares offered or received, purchased or sold under the Amended Plan from time to time and other appropriate financial and other data about you and your participation in the Amended Plan (e.g., the date on which shares were granted, your termination of employment and the reasons of termination of employment or retirement).

b.

You expressly consent to the transfer of personal data about you as described in paragraph (a) above by the Company. Data may be transferred not only within the country in which you are based from time to time or within the EU or the European Economic Area (“EEA”), but also worldwide, to other employees and officers of the Company and to the following third parties for the purposes described in paragraph (a) above:

i.	Plan administrators, auditors, brokers, suppliers, agents and contractors of, and third party service providers, vendor Website Access and/or facsimile to, the Company;
ii.	Regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law or otherwise deemed necessary by the Company;

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iii.	Other third parties to whom the Company may need to communicate/transfer the data in connection with the administration of the Amended Plan, under a duty of confidentiality to the Company;
iv.	Your family members, heirs, legatees and others associated with you in connection with the Amended Plan; and
v.	Any vendor engaged by the Company to administer this Award.

The Company has internal policies to ensure an equivalent level of protection is in place across the Company’s worldwide organization.

You have the right to be informed whether the Company holds personal data about you and, to the extent the Company does so, to have access to those personal data at no charge and require the Company to correct the data if it is inaccurate and to request the erasure, request the restriction of processing or object to the processing and withdraw your consent. You are entitled to all the other rights provided by application data privacy law, including those detailed in any applicable documentation or guidelines provided to you by the Company in the past. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Amended Plan (and may result in the forfeiture of unvested Awards).

You agree that data, including your personal data, necessary to administer this Award may be exchanged among the Company as necessary (including transferring such data out of the country of origin both in and out of the EEA), and with any vendor engaged by the Company to administer this Award.

7.	TERMINATION OF EMPLOYMENT, INCLUDING DEATH AND DISABILITY, AND LEAVE OF ABSENCE
A.	Termination of Employment and Leave of Absence

In the event you cease to be an employee of the Company for any reason (other than on account of death or disability as described in Section 12 of the Amended Plan) prior to the Date of Payout (in the case of a recipient in the United States, at year end of the applicable PSU Performance Period), all PSUs are canceled and forfeited, with no further amount payable thereafter.

However, if at the time that you cease to be an active employee (provided you are not terminated for cause), you have attained age fifty-five (55), completed at least ten (10) years of service with the Company, and completed at least one (1) year of active service with the Company measured from the PSU date of grant (as set forth in this Equity Award Agreement), the PSUs granted hereunder shall be paid out on the Date of Payout (as set forth in this Equity Award Agreement) in an amount that will be prorated for the time that you work as an active executive during the PSU Performance Period, and adjusted for the performance score determined for the entire applicable performance period(s).

B.	Death or Disability

Prior to the Date of Payout, (i) in the event of your death or (ii) if you are disabled (as described in Section 12 of the Amended Plan), all PSUs shall continue to vest according to the terms of your Award and the PSUs will be paid on the Date of Payout, based on Company performance, if applicable, over the entire applicable Performance Period(s).

C.	Prior IBM Service

Employees who were transferred to the Company in connection with the Spin-Off will have prior service with International Business Machines Corporation (IBM) (as reflected in the Company’s system of record) counted as if it were service with the Company for purposes of determining years of service under your Award.

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8.	COUNTRY SPECIFIC TERMS AND CONDITIONS
A.	Argentina

English Language Consent

You confirm that you have read and understood the terms and conditions of the Amended Plan and this Equity Award Agreement, which were provided in English. You accept and consent to the terms of the documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, being drawn up in English.

B.	Canada

Form of Settlement

Notwithstanding any discretion contained in the Amended Plan or this Equity Award Agreement, the PSUs will be settled only in shares. The PSUs do not provide any right for you to receive a cash payment in settlement of the PSUs.

Nature of Grant

Notwithstanding any provision of the Equity Award Agreement to the contrary, in the event your employment is terminated (whether or not later found to be invalid or unlawful for any reason, including for breaching either applicable employment laws or your employment agreement, if any) your right to vest in the PSUs under the Amended Plan, if any, will terminate effective on the earliest of: (a) the date that your employment with the Company is terminated; and (b) the date that you receive notice of termination of your employment with the Company, regardless of any notice period, period of pay in lieu of such notice or related payments or damages provided or required to be provided under applicable employment law in the jurisdiction where you are employed or the terms of your employment agreement, if any. You will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the PSUs under the Amended Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be you Participant be entitled to any compensation for lost vesting. This does not affect your eligibility for continued vesting under Section 7.

The following terms and conditions apply if you reside in Quebec:

The parties acknowledge that it is their express wish that this Equity Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

C.	Denmark

Non-Solicitation

The following non-solicitation clause will replace the above-non-solicitation provision for individuals with the home country of Denmark:

In consideration of your Award, you agree that during your employment with the Company, you will not directly or indirectly, solicit, for competitive business purposes, any customer of the Company. By accepting your Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.

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D.	France

English Language Consent

In addition to the English language provisions below, by accepting the grant of PSUs, you confirm having read and understood the Amended Plan and this Equity Award Agreement which were provided in English. You accept the terms and conditions of those documents accordingly.

E.	Hong Kong

Settlement of Vested PSUs

The following provision supplements Section 9 (Payment of PSU Awards) of this Equity Award Agreement:

Notwithstanding any discretion set forth in the Amended Plan or this Equity Award Agreement, the PSUs will be settled only in shares. The PSUs do not provide any right for you to receive a cash payment in settlement of the PSUs.

Any shares received by you upon settlement of the PSUs are accepted by you as a personal investment. If, for any reason, the PSUs vest and become non-forfeitable and shares are issued or transferred to you within six (6) months after the PSU grant, you agree that you will not offer the shares to the public in Hong Kong or otherwise dispose of any such shares prior to the six (6) month anniversary of the PSU grant date.

F.	Mexico

Labor Law Acknowledgement and Policy Statement

By accepting the PSUs, you acknowledge that the Company, is solely responsible for the administration of the Amended Plan. You further acknowledge that your participation in the Amended Plan, the grant of PSUs and any acquisition of shares under the Amended Plan does not constitute an employment relationship between you and the Company because you are participating in the Amended Plan on a wholly commercial basis. Based on the foregoing, you expressly acknowledge that the Amended Plan and the benefits that you may derive from participation in the Amended Plan do not establish any rights between you and the Company, and do not form part of the employment conditions and or benefits provided by the Company, and any modification of the Amended Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Amended Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Amended Plan or the benefits derived under the Amended Plan, and you therefore grant a full and broad release to the Company, branches, representative offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.

Securities

You acknowledge that the PSUs, this Equity Award Agreement, the Amended Plan and all other materials that you may receive regarding participation in the Amended Plan do not constitute advertising or an offering of securities in Mexico. The shares acquired pursuant to the Amended Plan have not and will not be registered in Mexico and therefore, neither the PSUs nor the shares may be offered or publicly circulated in Mexico.

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G.	Portugal

English Language Consent

You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Amended Plan and this Equity Award Agreement.

H.	Spain

Labor Law Acknowledgment

This provision supplements the acknowledgements contained in Section 2 (Nature of Grant) of this Equity Award Agreement:

In accepting the grant of PSUs, you consent to participation in the Amended Plan and acknowledge that you have received a copy of the Amended Plan.

You understand that the Company has unilaterally, gratuitously and in its own discretion decided to grant PSUs under the Amended Plan to certain individuals who may be employees of the Company. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company, other than as set forth in this Equity Award Agreement. Consequently, you understand that the PSUs are granted on the assumption and condition that the PSUs and any shares acquired upon settlement of the PSUs are not a part of any employment contract (with the Company) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Further, you understand that the PSUs would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken, or should any of the conditions not be met for any reason, any grant of or right to the PSUs shall be null and void.

I.	United Kingdom

Responsibility for Tax-Related Items

Without limitation to Section 12 of this Equity Award Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or by Fidelity (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to Fidelity (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Securities Exchange Act of 1934), the terms of the immediately foregoing provision will not apply.

J.	United States

Trade Secrets

Nothing in the Amended Plan, prospectus, or this Equity Award Agreement affects your rights, immunities, or obligations under any federal, state, or local law, including under the Defend Trade Secrets Act of 2016 (DTSA), as described in Company policies, or prohibits you from reporting possible violations of law or regulation to a government agency, as protected by law. In accordance with the DTSA, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if the disclosure (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for

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retaliation by the Company for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in such court proceeding, provided that you (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order.

You acknowledge that you have been advised by Kyndryl to consult with counsel of your choosing concerning the contents of this Equity Award Agreement.

Cancellation, Recission and Clawback

For the avoidance of doubt, unless further prohibited by law, the cancellation and rescission provisions of the Amended Plan will apply if you engage in (1) any Detrimental Activity as described in Section 13(a) of the Amended Plan prior to your employment relationship ending with the Company or (2) any Detrimental Activity described in Section 13(a) of the Amended Plan other than engaging in competitive activities after your employment relationship has ended with the Company, as described in Section 13(a)(i) of the Amended Plan.

The cancellation, rescission and clawback provisions of the Amended Plan that apply if you engage in Detrimental Activity, as described in Section 13(a)(i) of the Amended Plan during your employment with the Company, constitute “non-competition restrictions” which may affect your ability to obtain future employment. The cancellation and rescission provisions of the Amended Plan that apply if you engage in Detrimental Activity, as described in Section 13(a)(vi) of the Amended Plan during or after your employment with the Company, as well as the restrictions in Section 3 of this Equity Award Agreement, constitute “non-solicitation restrictions.” By accepting this Award, you acknowledge that this Equity Award Agreement specifies valuable, mutually agreed, independent consideration (in the form of stock grants and/or long-term cash awards) for the non-competition and non-solicitation restrictions contained in this Equity Award Agreement, and that the non-solicitation restrictions referenced in this Equity Award Agreement are supported by valuable, mutually-agreed, independent consideration to which you are not otherwise entitled.

If you reside in or work from an office in Colorado, District of Columbia, or Illinois, you may consider this Equity Award Agreement for up to fourteen (14) days prior to signing it. If you reside in or work from an office in Massachusetts, this Equity Award Agreement will take effect no sooner than ten (10) business days after if it is signed by both you and the Company.

Nothing in this Section 8 is intended to supersede or modify the New York choice-of-law provision in Section 5 of this Equity Award Agreement, except with respect to the enforceability of the noncompetition and non-solicitation restrictions, and then only to the extent you work in a state with a statute that provides solely for the law of that particular state to apply, and have worked in that state in the thirty (30) days prior to your execution of this Equity Award Agreement.

9.	PAYMENT OF PSU AWARDS

Subject to Sections 12 and 13 of the Amended Plan and Section 7 of this Equity Award Agreement, on the Date of Payout above, the Company shall (1) deliver to you a number of shares of Common Stock equal to the number of your vested and earned PSUs, or (2) make a cash payment to you equal to the Fair Market Value on the Date of Payout of the number of your vested and earned PSUs at the end of the performance period, except where cash payment is prohibited under local law. The aforementioned payment in shares is not applicable in countries in which the Company has determined that the Awards will be deemed to be paid in cash. In such deemed cash-settled countries, the Company shall make a cash payment equal to the Fair Market Value on the Date of Payout of the number of your vested and earned PSUs at the end of the Performance Period. In either case, the net of any applicable tax withholding, and the respective PSUs shall thereafter be cancelled. Such payment in shares or cash shall be made as soon as practicable following the Date of Payout of the Award, but in all events no later than 2 ½ months following the year in which your Award vests, and will equal the earned portion of the Award, subject to the terms and conditions of the Amended Plan and this Equity Award Agreement.

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10.	TRANSFERABILITY

You may not transfer or assign, pledge, pay to, exercise or otherwise encumber any PSUs under this Equity Award Agreement prior to the Date of Payout by anyone other than you, except by law, will or the laws of descent and distribution. Notwithstanding the foregoing, in no event shall PSUs be transferable or assignable other than by will or by the laws of descent and distribution.

Any shares issued or transferred, if applicable, shall be subject to your compliance with policies as the Committee or the Company may deem advisable from time to time, including without limitation, any policies relating to certain minimum share ownership requirements, including, but not limited to, the Company’s Stock Ownership Guidelines, if applicable. Such policies shall be binding upon the permitted respective legatees, legal representatives, successors and your assignees. The Company shall give notice of any such additional or modified terms and restrictions applicable to shares delivered or deliverable under this Equity Award Agreement to the holder of the PSUs and/or the shares so delivered, as appropriate, pursuant to the provisions of Section 11 or, if a valid address does not appear to exist in the Company system of record, to the last address known by the Company of such holder. Notice of any such changes may be provided electronically, including, without limitation, by publication of such changes to a central website to which any holder of the PSUs or shares issued therefrom has access.

11.	NOTICES

Any notice to be given under this Equity Award Agreement shall be addressed to the Company in care of its Chief Human Resources Officer at:

Kyndryl, Inc.

1 Vanderbilt Avenue, 15th Floor

New York, NY 10017

USA

Attn: Chief Human Resources Officer

(or, if different, the then-current principal business address of the duly appointed Chief Human Resources Officer of the Company) and to you at the address appearing in the Company’s records for you or to either party at such other address as either party may hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12.	TAX WITHHOLDING
a.

Regardless of any action the Company takes with respect to any and all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, fringe benefit, payment on account or other tax-related withholding that in the opinion of the Company is required by law (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Awards, including the grant of the Awards, the vesting of Awards, the delivery or sale of any shares or cash acquired pursuant to the Awards and the issuance of any dividends, if applicable, and (ii) will make every attempt to, but does not commit to structure the terms of the grant of any aspect of Awards to reduce or eliminate your liability for Tax-Related Items.

b.

To the extent that the grant or vesting of Awards, the delivery of shares or cash pursuant to the PSUs or the issuance of dividends, if applicable, results in a withholding obligation for Tax-Related Items, unless otherwise specifically approved and directed by the Committee, you authorize the Company or agent of the Company to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from your wages or other cash compensation paid to you by the Company;

(ii) withholding from proceeds of the sale of shares acquired upon settlement of Awards either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or

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(iii) withholding from the shares to be delivered upon settlement of Awards that number of shares having a Fair Market Value equal to the amount required by law to be withheld. If you are subject to taxation in more than one jurisdiction, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

c.

You agree to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Amended Plan that cannot be satisfied by the means previously described. The Company may delay issue or deliver the shares, cash or the proceeds of the sale of shares until such time arrangements have been made to ensure the remittance of all taxes due from you in connection with Tax-Related Items if you fail to comply with such Tax-Related Items.

d.

You hereby acknowledge that you will not be entitled to any interest or appreciation on shares sold to satisfy the tax withholding requirements (including with respect to any amounts withheld in excess of your tax liability).

13.	PSUs SUBJECT TO THE PLAN

By entering into this Equity Award Agreement, you agree and acknowledge that you have received and read a copy of the Amended Plan. All PSUs are subject to the Amended Plan. In the event of a conflict between any term or condition contained herein and a term or provision of the Amended Plan, the applicable terms and conditions of the Amended Plan will govern and prevail.

14.	AMENDMENTS

The rights and obligations under this Equity Award Agreement and their enforceability are subject to local tax and foreign exchange laws and regulations and, in this sense, the terms and conditions herein may be amended by the sole discretion of the Board in order to comply with any such laws and regulations.

15.	SIGNATURE IN COUNTERPARTS

To the extent that this Equity Award Agreement is manually signed, instead of electronically accepted by you (if permitted by the Company), it may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.	ADMINISTRATION AND CONSENT

In order to manage compliance with the terms of this Equity Award Agreement, shares delivered pursuant to this Equity Award Agreement may, at the sole discretion of the Company, be registered in the name of the nominee for the holder of the shares and/or held in the custody of a custodian until otherwise determined by the Company. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined from time to time by the Company in its sole discretion. A holder of shares delivered pursuant to this Equity Award Agreement acknowledges and agrees that the Company may refuse to register the transfer of and enter stop transfer orders against the transfer of such shares except for transfers deemed by it in its sole discretion to be in compliance with the terms of this Equity Award Agreement. The Company reserves the right to impose other requirements to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the PSUs and the Amended Plan. This includes the PSUs, any shares you acquire pursuant to the PSUs and your participation in the Amended Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements, undertakings or additional documents that may be necessary to accomplish the foregoing. You agree to take such other actions as may be deemed reasonably necessary or desirable by the Company to effectuate the provisions of this Equity Award Agreement, as in effect from time to time. As a holder of shares delivered pursuant to this Equity Award Agreement or any prior agreement between you and the Company, you acknowledge and agree that the Company may impose a legend on any document relating to shares issued or issuable pursuant to this Equity Award Agreement conspicuously referencing the restrictions applicable to such shares, and may instruct the administrator of any brokerage account into which shares have been initially deposited to freeze or otherwise prevent the disposition of such shares.

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17.	ENGLISH LANGUAGE

If you are a resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that this Equity Award Agreement, the Amended Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the grant of PSUs, be drawn up in English. You acknowledge that if have received this Equity Award Agreement, the Amended Plan or any other document related to the PSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

18.	SECTION 409A – DISABILITY; DEFERRAL ELECTIONS

If you reside in the United States and are subject to income taxation on the income resulting from this Equity Award Agreement under the laws of the United States, and the foregoing provisions of this Equity Award Agreement would result in adverse tax consequences to you, as determined by the Company, under Section 409A of the Code, then the following provisions shall apply and supersede the foregoing provisions:

a.	“Disability” shall mean a disability within the meaning of Section 409A(a)(2)(C) of the Code.
b.

Deferral elections made by United States taxpayers are subject to Section 409A of the Code. The Company will use commercially reasonable efforts to not permit PSUs to be deferred, accelerated, released, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code. In the event that it is reasonably determined by the Company that, as a result of Section 409A of the Code, payments or delivery of the shares underlying the PSU award granted pursuant to this Equity Award Agreement may not be made at the time contemplated by the terms of the Awards, as the case may be, without causing you to be subject to taxation under Section 409A of the Code, the Company will make such payment or share delivery as soon as practicable on or following the first date that would not result in you incurring any tax liability under Section 409A of the Code, and in any event, no later than the last day of the calendar year in which such first date occurs or two and half months following the first date in which the first date occurs.

c.

If you are a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), payments and deliveries of shares in respect of any PSUs subjection to Section 409A of the Code that are linked to the date of your separation from service shall not be made prior to the date which is six (6) months after the date of your separation from service from the Company, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder.

d.

The Company shall use commercially reasonable efforts to avoid subjecting you to any additional taxation under Section 409A of the Code as described herein; provided that neither the Company nor any of its employees, agents, directors or representatives shall have any liability to you with respect to Section 409A of the Code.

19.	REPATRIATION; COMPLIANCE WITH LAW

If you are resident or employed outside the United States, you agree to repatriate all payments attributable to the shares and/or cash acquired under the Amended Plan in accordance with applicable foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and/or regulations in your country of residence (and country of employment, if different). Further, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of residence (and country of employment, if different).

20.	INSIDER TRADING / MARKET ABUSE LAWS

By participating in the Amended Plan, you agree to comply with the Company’s Insider Trading Policy (Securities Trading Policy). You further acknowledge that you may be subject to local insider trading and/or market abuse laws and regulations that are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your personal responsibility to comply with any applicable restrictions, and that you should consult your personal advisor on this matter.

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21.	WAIVER

No waiver of any breach or condition of this Equity Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

22.	ENTIRE AGREEMENT

This Equity Award Agreement, including the Amended Plan, contains the entire agreement between the parties with respect to the subject matter therein and supersedes all prior oral and written agreement between the parties pertaining to such matters. You acknowledge and agree that this Equity Award Agreement, including the Amended Plan, and all prior PSUs or other equity grant agreements between the Company, on the one hand, and you, on the other, are separate from, and shall not be modified or superseded in any way by any other agreements, including employment agreements, entered into between you and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Long-Term Cash Award Agreement effective as of the Date of Grant set forth in this Long-Term Cash Award Agreement.

KYNDRYL HOLDINGS, INC.

By:

Maryjo Charbonnier
Chief Human Resources Officer

[IF NOT ELECTRONICALLY ACCEPTED]
PARTICIPANT

Signature

Print Name

Date

Employee ID

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